Exhibit 99
T. ROWE PRICE GROUP REPORTS RECORD 2006 RESULTS
Record Net Income of $148.9 Million for the 4th Quarter and $530 Million for 2006;
Assets Under Management End Year at Record $334.7 Billion
BALTIMORE (January 26, 2007) – T. Rowe Price Group, Inc. (Nasdaq-NM: TROW) today reported record quarterly results for its fourth quarter 2006 that include net revenues of $489 million, net income of nearly $149 million, and diluted earnings per share of $.53, an increase of 23% from $.43 per share in the fourth quarter of 2005. Comparable net revenues in the fourth quarter of 2005 were $403 million, and net income was $117.6 million.
Investment advisory revenues were up nearly $79 million or 24% from the 2005 quarter. Assets under management increased to a record $334.7 billion at year-end 2006, up $26.6 billion since September 30, 2006, and $65.2 billion or 24% from the end of 2005. Net cash inflows from investors were $6.3 billion during the fourth quarter of 2006.
For the year 2006, results include net revenues of $1.8 billion, net income of nearly $530 million and diluted earnings per share of $1.90, an increase of 20% from $1.58 per share for 2005. Annual net cash inflows from investors were a record $27.8 billion in 2006 while market appreciation and income added $37.4 billion.
The firm adopted Statement of Financial Accounting Standards No. 123R, Share-Based Payment, in 2006 and, for the fourth quarter and annual 2006 periods, recognized $15.1 million and $59.2 million, respectively, of non-cash stock option-based compensation expense using the fair value based method. Had T. Rowe Price applied the fair value method to recognize stock option-based compensation in 2005, compensation expense would have increased $19.4 million in the fourth quarter and $59.8 million for the year. The pro forma diluted earnings per share for 2005 would have been reduced to $.38 for the fourth quarter and $1.43 for the year. On a comparative basis, diluted earnings per share for 2006 would then represent increases of 39%

and 33% from the 2005 fourth quarter and annual periods. The fair value provisions of the new accounting standard have been applied on the modified prospective basis; accordingly, the company’s financial statements for 2005 have not been restated to reflect these amounts.
The company split its common shares 2-for-1 in June 2006, and all 2005 data in this release have been adjusted to reflect this split.
Financial Highlights
Investment advisory revenues earned from the T. Rowe Price mutual funds distributed in the United States increased to $293 million for the fourth quarter of 2006, up almost $50 million from the 2005 quarter. Mutual fund assets increased $15.7 billion during the fourth quarter of 2006 and ended the year at $206.5 billion. Investors added net inflows of $3.2 billion to the mutual funds during the quarter while market appreciation and income added $12.5 billion. Net cash inflows were spread among the funds, with the U.S. stock funds adding $1.3 billion, the bond and money market funds adding $1.3 billion and the international stock funds adding $.6 billion.
The series of target-date Retirement Funds, which provide fund shareholders with single, diversified portfolios that invest in underlying T. Rowe Price funds and automatically adjust fund asset allocations as investors age, continue to be the source of a significant part of mutual fund asset growth. Nearly $2.6 billion of net inflows originated in the Retirement Funds during the fourth quarter of 2006, the largest quarterly amount since this series of funds was launched in September 2002. Total assets in the Retirement Funds reached $17.3 billion at December 31, 2006, an increase of $8.9 billion from the end of 2005.
For the year, net inflows to the mutual funds were $12.9 billion, including $6.6 billion that originated in the target-date Retirement Funds and nearly $.8 billion from the merger of two fund groups into the Price funds. The U.S. stock and balanced funds had net inflows of $6.3 billion, while bond and money market funds added $3.8 billion, and international stock funds added $2.8 billion. The Growth Stock Fund added $4.2 billion of net investments this year while the Value Fund added more than $1.9 billion. Higher market valuations and income increased fund assets by $23.4 billion in 2006.

Investment advisory revenues earned from other managed investment portfolios, consisting of institutional separate accounts, sub-advised funds, sponsored mutual funds which are offered to non-U.S. investors, and variable insurance portfolios, were nearly $117 million in the 2006 quarter, an increase of $29 million from the 2005 fourth quarter. Ending assets in these portfolios were $128.2 billion, up $10.9 billion from September 30, 2006 and $28.9 billion during the year. Market value appreciation added $7.8 billion and net cash inflows from institutional investors in the U.S. and other countries were $3.1 billion during the 2006 fourth quarter. For the year, net inflows to these portfolios from institutional investors and through subadvised funds were a record $14.9 billion.
Operating expenses in the 2006 fourth quarter were almost $44 million more than in the 2005 quarter. The largest expense, compensation and related costs, increased $31 million from the fourth quarter of 2005, including $15.1 million of stock-option based expense. Annual bonus compensation was also higher based on the firm’s strong operating results for 2006 as well as the favorable relative and risk-adjusted investment performance, growth in assets under management including new investor inflows, and the high quality of its investor services. Additionally, the firm increased its staff size by 5.3% during 2006 to accommodate increased volume-related activities across the firm. At the end of 2006, the firm employed 4,605 associates across the globe.
Advertising and promotion expenditures in the fourth quarter were up $2.4 million versus the 2005 quarter. The firm varies its level of spending based on market conditions and investor demand. Advertising and promotion expenditures in 2007 are expected to be up about 10% versus 2006, and spending in the first quarter of 2007 is expected to be about the same as the $31 million expended in the fourth quarter of 2006.
Net non-operating income, which includes interest income as well as the recognition of investment gains and losses, increased nearly $11 million in the fourth quarter versus the prior year’s quarter. Greater money market mutual fund balances with higher yields and larger year-end dividends from the mutual fund investment holdings were responsible for the income gains.

The provision for income taxes for the fourth quarter adjusted the annual provision for income taxes as a percentage of pretax income to 38.3%. Because the 2006 annual provision includes an accrual for the settlement of prior year taxes that was recognized earlier in the year, the firm currently expects that the effective tax rate for the full year 2007 will be about 37.7%.
Management Commentary
James A.C. Kennedy, the company’s recently-appointed Chief Executive Officer and President, commented: “We are pleased to report excellent results for T. Rowe Price Group in 2006, driven by steady growth and continued healthy cash inflows to our funds and investment portfolios from across our business. Despite a sharp decline from mid-May through mid-July, stocks rose robustly for the year and the tailwind from strong second-half investment markets helped the firm achieve record assets under management, revenues, earnings, and stockholders’ equity.
“The firm’s investment advisory results relative to our peers remain strong, with 80% of the T. Rowe Price funds across their share classes surpassing their comparable Lipper averages on a total return basis for the five-year period ended December 31, 2006, and at least 70% outperforming the average for the one-, three-, and 10-year periods. In addition, 78 of the T. Rowe Price stock and bond funds across their share classes, which account for more than 77% of stock and bond fund assets under management, ended the fourth quarter with an overall rating of four or five stars from Morningstar. These four and five-star rated investments represent 66% of our rated funds and share classes, compared with 32.5% for the overall industry.
“While experiencing strong earnings and investor demand, the firm proactively implemented a variety of initiatives in 2006 across all distribution channels to strengthen our competitive position and prepare for changing market and investment environments. We continued to invest in our institutional business, which has seen significant penetration and asset growth in the U.S. and internationally; our expansion initiatives in Europe combined with inroads in Asia and the Middle East have expanded our client base to more than 20 countries and investors outside the United States now account for 7% of our assets under management. We augmented the range of services and products we offer financial intermediaries and plan sponsors. And to better meet the retirement needs of individual investors and plan participants, we expanded our offerings of advisory planning services, opened two new investor centers, and increased the number of retirement plans offering the Retirement Funds and participant auto-enrollment.”
“Our strong capital position gives us substantial financial flexibility,” Mr. Kennedy added. “As a result, we have been able to invest in our business and take advantage of new growth opportunities, increase our dividend 21% to $.17 per quarter, and repurchase $171 million of our common shares in 2006. We also remain debt free and have cash and investment holdings of $1.4 billion at the beginning of 2007.”
“We are optimistic about 2007 and believe it will offer a generally favorable environment for global stocks and bonds,” Mr. Kennedy said. “Equity valuations seem reasonable and we are encouraged by good earnings and dividend growth, strong cash flow and balance sheet improvement, and a generally supportive economic backdrop. However, given that profit margins have been at record highs, some slowdown in the rate of corporate earnings growth is likely. As a result, investors should expect more conservative returns in the near term.”
In closing, Mr. Kennedy said: “While investment returns play a significant role in the firm’s short-term results, our success over the long term has been, and will continue to be, determined by our ability to help our clients reach their goals. Our competitive position and reputation within the industry remains solid, reflecting the performance of the investment portfolios that we manage, the services we offer to our clients, and the hard work of our associates. As we grow our business, our overall strategy for success will continue to build on our principled heritage, investment management excellence, and world-class service.”
Other Matters
The financial results presented in this release are unaudited. KPMG LLP is currently completing its audits of the company’s 2006 financial statements and internal controls over financial reporting at December 31, 2006. The company expects that KPMG will complete their work in early February and that it will then file its Form 10-K Annual Report for 2006 with the U.S. Securities and Exchange Commission. The Form 10-K will include more complete information on the company’s audited financial results, management’s report on internal controls over financial reporting at December 31, 2006, and the reports of KPMG LLP.

Certain statements in this press release may represent “forward-looking information,” including information relating to anticipated growth in revenues, net income and earnings per share, anticipated changes in the amount and composition of assets under management, anticipated expense levels, and expectations regarding financial and other market conditions. For a discussion concerning risks and other factors that could affect future results, see the company’s Form 10-K and Form 10-Q reports.
Founded in 1937, Baltimore-based T. Rowe Price is a global investment management organization that provides a broad array of mutual funds, subadvisory services, and separate account management for individual and institutional investors, retirement plans, and financial intermediaries. The organization also offers a variety of sophisticated investment planning and guidance tools. T. Rowe Price’s disciplined, risk-aware investment approach focuses on diversification, style consistency, and fundamental research. More information is available at www.troweprice.com.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in millions, except per-share amounts)

	Three months ended		Year ended
	12/31/2005	12/31/2006	12/31/2005	12/31/2006
Revenues
Investment advisory fees	$331.0	$409.7	$1,235.5	$1,508.5
Administrative fees and other income	71.6	79.1	276.0	305.4
Investment income of savings bank subsidiary	1.2	1.5	4.3	5.4

Total revenues	403.8	490.3	1,515.8	1,819.3
Interest expense on savings bank deposits	0.9	1.2	3.6	4.3

Net revenues	402.9	489.1	1,512.2	1,815.0

Operating expenses
Compensation and related costs	133.1	163.9	522.4	658.4
Advertising and promotion	28.4	30.8	86.1	97.3
Depreciation and amortization of property and equipment	11.2	13.4	42.3	46.5
Occupancy and facility costs	19.3	21.8	74.4	82.5
Other operating expenses	38.5	44.3	132.0	143.4

	230.5	274.2	857.2	1,028.1

Net operating income	172.4	214.9	655.0	786.9

Other investment income	12.7	23.3	24.8	71.7
Credit facility expenses	0.1	—	0.4	0.3

Net non-operating income	12.6	23.3	24.4	71.4

Income before income taxes	185.0	238.2	679.4	858.3
Provision for income taxes	67.4	89.3	248.4	328.7

Net income	$117.6	$148.9	$431.0	$529.6

Earnings per share
Basic	$0.45	$0.56	$1.65	$2.01

Diluted	$0.43	$0.53	$1.58	$1.90

Dividends declared per share	$0.14	$0.17	$0.485	$0.59

Weighted average shares
Outstanding	261.9	264.1	260.5	263.8

Assuming dilution	274.9	279.5	273.2	278.7

Investment Advisory Revenues (in millions)

	Three months ended		Year ended
	12/31/2005	12/31/2006	2005	2006
Sponsored mutual funds in the U.S.
Stock and balanced	$207.3	$251.5	$758.3	$937.5
Bond and money market	36.1	41.5	142.1	155.6

	243.4	293.0	900.4	1,093.1
Other portfolios	87.6	116.7	335.1	415.4

	$331.0	$409.7	$1,235.5	$1,508.5

Assets Under Management (in billions)

	Average during		Average during
	the fourth quarter		the year
	2005	2006	2005	2006
Sponsored mutual funds in the U.S.
Stock and balanced	$133.8	$162.9	$124.1	$152.2
Bond and money market	32.4	37.1	32.1	35.4

	166.2	200.0	156.2	187.6
Other portfolios	94.5	123.1	90.9	112.1

	$260.7	$323.1	$247.1	$299.7

	12/31/2005	12/31/2006
Sponsored mutual funds in the U.S.
Stock and balanced	$137.7	$168.5
Bond and money market	32.5	38.0

	170.2	206.5
Other portfolios	99.3	128.2

	$269.5	$334.7

Equity securities	$208.3	$267.0
Debt securities	61.2	67.7

	$269.5	$334.7

Condensed Consolidated Cash Flows Information (in millions)

	Year ended
	2005	2006

Cash provided by operating activities	$539.5	$593.2
Cash used in investing activities, including $94.4 for additions to property and equipment and $311.8 for mutual fund and other investments in 2006	(91.6)	(421.2)
Cash used in financing activities, including share repurchases of $171.0 and dividends paid of $147.6 net of cash receipts of $105.1 related primarily to stock option exercises in 2006	(144.0)	(202.6)

Net change in cash during the year	$303.9	$(30.6)

Condensed Consolidated Balance Sheet Information (in millions)

	12/31/2005	12/31/2006
Cash and cash equivalents	$803.6	$773.0
Accounts receivable and accrued revenue	175.0	223.5
Investments in sponsored mutual funds	264.2	554.4
Property and equipment	214.8	264.9
Goodwill and other intangible assets	665.7	669.4
Other assets	187.2	280.1

Total assets	2,310.5	2,765.3
Total liabilities	274.4	338.4

Stockholders’ equity, 264,959,903 common shares outstanding in 2006, including net unrealized holding gains of $69.3 in 2006	$2,036.1	$2,426.9